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                          DATUM INC. AND SUBSIDIARIES

                                   EXHIBIT 21




                              LIST OF SUBSIDIARIES

                                                   State or Other Jurisdiction
        Name                                            of Incorporation
        ----                                       ----------------------------
        Datum International Sales Corporation             California

        Datum International Incorporated                  California

        Frequency and Time Systems, Inc.                  Delaware

        Austron, Inc.                                     Texas

        Efratom Time & Frequency Products, Inc.           Colorado

        Efratom Electronik GmbH                           Germany